Exhibit 6.4

RESTRICTED STOCK AWARD AGREEMENT

This Restricted Stock Award Agreement (this “Agreement”) is made and entered into as of _______________ (the “Grant Date”) by and between Naoris Quantum Protocol Inc., a Nevada corporation (the “Company”), and ______________ (the “Grantee”).

WHEREAS, the Company has adopted the Naoris Quantum Protocol Inc. 2026 Equity Incentive Plan (the “Plan”) pursuant to which awards of Restricted Stock may be granted; and

WHEREAS, the Committee or Board has determined that it is in the best interests of the Company and its stockholders to grant the award of Restricted Stock provided for herein.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1. Grant of Restricted Stock. Pursuant to Section 7.2 of the Plan, the Company hereby issues to the Grantee on the Grant Date a Restricted Stock Award consisting of, in the aggregate, _________ shares of Class A Common Stock of the Company (the “Common Stock” or “Restricted Stock,” as applicable), on the terms and conditions and subject to the restrictions set forth in this Agreement and the Plan. Capitalized terms that are used but not defined herein have the meaning ascribed to them in the Plan.

2. Consideration. The grant of the Restricted Stock is made in consideration of the services to be rendered by the Grantee to the Company.

3. Restricted Period; Vesting.

3.1. Except as otherwise provided herein, provided that the Grantee remains in Continuous Service through the applicable vesting date, and further provided that any additional conditions and performance goals set forth in Schedule I have been satisfied, the Restricted Stock will vest in accordance with the following schedule:

Vesting Date	Shares of Common Stock
[VESTING DATE]	[NUMBER OR PERCENTAGE OF SHARES THAT VEST ON THE VESTING DATE]

[VESTING DATE]	[NUMBER OR PERCENTAGE OF SHARES THAT VEST ON THE VESTING DATE]

The period over which the Restricted Stock vests is referred to as the “Restricted Period”.

3.2. The foregoing vesting schedule notwithstanding, if the Grantee’s Continuous Service terminates for any reason at any time before all of his or her Restricted Stock has vested other than death or retirement (in the case of a Director), termination of the Grantee’s Continuous Service is terminated by the Company or an Affiliate for Disability, the Grantee’s unvested Restricted Stock shall be automatically forfeited upon such termination of Continuous Service and neither the Company nor any Affiliate shall have any further obligations to the Grantee under this Agreement.

3.3. The foregoing vesting schedule notwithstanding, in the event of the Grantee’s death or if the Grantee’s Continuous Service is terminated by the Company or an Affiliate for Disability, 100% of the unvested Restricted Stock shall vest as of the date of such termination.

4. Restrictions. Subject to any exceptions set forth in this Agreement or the Plan, during the Restricted Period, the Restricted Stock or the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Grantee. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the Restricted Stock or the rights relating thereto during the Restricted Period shall be wholly ineffective and, if any such attempt is made, the Restricted Stock will be forfeited by the Grantee and all of the Grantee’s rights to such shares shall immediately terminate without any payment or consideration by the Company.

5. Rights as Stockholder; Dividends.

5.1. The Grantee shall be the record owner of the Restricted Stock until the shares of Common Stock are sold or otherwise disposed of, and shall be entitled to all of the rights of a stockholder of the Company including, without limitation, the right to vote such shares and receive all dividends or other distributions paid with respect to such shares. Notwithstanding the foregoing, any dividends or other distributions shall be subject to the same restrictions on transferability as the shares of Restricted Stock with respect to which they were paid.

5.2. The Company may issue stock certificates or evidence the Grantee’s interest by using a restricted book entry account with the Company’s transfer agent. Physical possession or custody of any stock certificates that are issued may be retained by the Company until such time as the Restricted Stock vests.

5.3. If the Grantee forfeits any rights he or she has under this Agreement in accordance with Section 3, the Grantee shall, on the date of such forfeiture, no longer have any rights as a stockholder with respect to the Restricted Stock and shall no longer be entitled to vote or receive dividends on such shares.

6. No Right to Continued Service. Neither the Plan nor this Agreement shall confer upon the Grantee any right to be retained in any position, as an Employee, Consultant or Director of the Company. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company to terminate the Grantee’s Continuous Service at any time, with or without Cause.

7. Adjustments. If any change is made to the outstanding Common Stock or the capital structure of the Company, if required, the shares of Common Stock shall be adjusted or terminated in any manner as contemplated by Section 11 of the Plan.

8. Tax Liability and Withholding.

8.1. The Grantee shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation paid to the Grantee pursuant to the Plan, the amount of any required withholding taxes in respect of the Restricted Stock and to take all such other action as the Committee deems necessary to satisfy all obligations for the payment of such withholding taxes. The Committee may permit the Grantee to satisfy any federal, state or local tax withholding obligation by any of the following means, or by a combination of such means: (a) tendering a cash payment; (b) authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable or deliverable to the Grantee as a result of the vesting of the Restricted Stock; provided, however, that no shares of Common Stock shall be withheld with a value exceeding the minimum amount of tax required to be withheld by law; or (c) delivering to the Company previously owned and unencumbered shares of Common Stock.

8.2. Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Grantee’s responsibility and the Company (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant or vesting of the Restricted Stock or the subsequent sale of any shares; and (b) does not commit to structure the Restricted Stock to reduce or eliminate the Grantee’s liability for Tax-Related Items.

9. Section 83(b) Election. The Grantee may make an election under Code Section 83(b) (a “Section 83(b) Election”) with respect to the Restricted Stock. Any such election must be made within thirty (30) days after the Grant Date. If the Grantee elects to make a Section 83(b) Election, the Grantee shall provide the Company with a copy of an executed version and satisfactory evidence of the filing of the executed Section 83(b) Election with the US Internal Revenue Service. The Grantee agrees to assume full responsibility for ensuring that the Section 83(b) Election is actually and timely filed with the US Internal Revenue Service and for all tax consequences resulting from the Section 83(b) Election. See Exhibit A for more information.

10. Compliance with Law. The issuance and transfer of shares of Common Stock shall be subject to compliance by the Company and the Grantee with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s shares of Common Stock may be listed. No shares of Common Stock shall be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel. The Grantee understands that the Company is under no obligation to register the shares of Common Stock with the Securities and Exchange Commission, any state securities commission or any stock exchange to effect such compliance.

11. Legends. A legend may be placed on any certificate(s) or other document(s) delivered to the Grantee indicating restrictions on transferability of the shares of Restricted Stock pursuant to this Agreement or any other restrictions that the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any applicable federal or state securities laws or any stock exchange on which the shares of Common Stock are then listed or quoted.

12. Notices. Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the Secretary of the Company at the Company’s principal corporate offices. Any notice required to be delivered to the Grantee under this Agreement shall be in writing and addressed to the Grantee at the Grantee’s address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.

13. Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of Nevada without regard to conflict of law principles.

14. Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Grantee or the Company to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on the Grantee and the Company.

15. Restricted Stock Subject to Plan. This Agreement is subject to the Plan as approved by the Company’s stockholders. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

16. Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Grantee and the Grantee’s beneficiaries, executors, administrators and the person(s) to whom the Restricted Stock may be transferred by will or the laws of descent or distribution.

17. Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.

18. Discretionary Nature of Plan. The Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion. The grant of the Restricted Stock in this Agreement does not create any contractual right or other right to receive any Restricted Stock or other Awards in the future. Future Awards, if any, will be at the sole discretion of the Company. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Grantee’s employment with the Company.

19. Amendment. The Committee has the right to amend, alter, suspend, discontinue or cancel the Restricted Stock, prospectively or retroactively; provided, that, no such amendment shall adversely affect the Grantee’s material rights under this Agreement without the Grantee’s consent.

20. No Impact on Other Benefits. The value of the Grantee’s Restricted Stock is not part of his normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.

21. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

22. Acceptance. The Grantee hereby acknowledges receipt of a copy of the Plan and this Agreement. The Grantee has read and understands the terms and provisions thereof, and accepts the Restricted Stock subject to all of the terms and conditions of the Plan and this Agreement. The Grantee acknowledges that there may be adverse tax consequences upon the grant or vesting of the Restricted Stock or disposition of the shares and that the Grantee has been advised to consult a tax advisor prior to such grant, vesting or disposition.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY:

NAORIS QUANTUM PROTOCOL Inc.

By:
Name:
Title:	Chief Executive Officer

Address:

GRANTEE:

(Signature)

(Name)

Address:

SSN:

Exhibit A

ELECTION PURSUANT TO SECTION 83(B) OF THE INTERNAL REVENUE CODE

The undersigned taxpayer hereby makes this election pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”) and Treasury Regulations Section 1.83-2 promulgated thereunder.

Taxpayer’s general information:

1.	Name: ________________________________________

2.	Address: ______________________________________

3.	______________________________________

4.	Social Security # or Taxpayer ID #: __________________

5.	Description of property with respect to which the election is being made:

6. _____ restricted shares of class A common stock, par value $0.0001 per share, of Naoris Quantum Protocol Inc., a Nevada corporation (the “Issuer”) granted pursuant to a Restricted Stock Award Agreement dated as of , .

7.	Date on which the property was transferred: ________

8.	Taxable year for which the election is being made: _________

9.	Nature of restriction or restrictions to which the property is subject:

[The unvested restricted stock may be forfeited upon termination of service that occurs before the vesting of such restricted stock. The restricted stock may not be directly or indirectly sold, exchanged, transferred, pledged, assigned or otherwise disposed of, except with the consent of the Board of Directors of the Issuer.]

10.	The fair market value of the property at the time of transfer (determined without regard to any restriction other than a restriction which by its terms will never lapse): $________ per share x _____ shares = $ ________.

11.	The amount (if any) paid for the property: $________ per share x ______ shares = $ ________.

12.	The amount to include in gross income: $ ________. (The result of the amount reported in Item 6 minus the amount reported in Item 7.)

The undersigned taxpayer will file this election with the Internal Revenue Service office with which the taxpayer files his or her annual income tax return not later than 30 days after the date of the transfer of the property. A copy of the election also will be furnished to the Issuer. The undersigned is the person performing the services in connection with which the property was transferred.

The undersigned understands that the foregoing election may not be revoked except with the consent of the Internal Revenue Commissioner.

Dated: ____________________________

Signature: __________________________

Print Taxpayer Name: __________________

IRS SERVICE CENTERS FROM THE INSTRUCTIONS TO IRS FORM 1040 FOR TAX YEAR 2023

If you live in:	If you are not enclosing a check or money order, use this address:	If you are enclosing a check or money order, use this address:
Alabama, Georgia, North Carolina, South Carolina, Tennessee	Department of the Treasury Internal Revenue Service Austin, TX 73301-0002	Internal Revenue Service P.O. Box 1214 Charlotte, NC 28201-1214
Alaska, California, Colorado, Hawaii, Idaho, Kansas, Michigan, Montana, Nebraska, Nevada, North Dakota, Ohio, Oregon, South Dakota, Utah, Washington, Wyoming	Department of the Treasury Internal Revenue Service Ogden, UT 84201-0002	Internal Revenue Service P.O. Box 802501 Cincinnati, OH 45280-2501
Arizona, New Mexico	Department of the Treasury Internal Revenue Service Austin, TX 73301-0002	Internal Revenue Service P.O. Box 802501 Cincinnati, OH 45280-2501
Arkansas, Oklahoma	Department of the Treasury Internal Revenue Service Austin, TX 73301-0002	Internal Revenue Service P.O. Box 931000 Louisville, KY 40293-1000
Connecticut, Nevada, District of Columbia, Illinois, Indiana, Iowa, Kentucky, Maine, Maryland, Massachusetts, Minnesota, Missouri, New Hampshire, New Jersey, New York, Rhode Island, Vermont, Virginia, West Virginia, Wisconsin	Department of the Treasury Internal Revenue Service Kansas City, MO 64999-0002	Internal Revenue Service P.O. Box 931000 Louisville, KY 40293-1000
Nevada, Louisiana, Mississippi, Texas	Department of the Treasury Internal Revenue Service Austin, TX 73301-0002	Internal Revenue Service P.O. Box 1214 Charlotte, NC 28201-1214
Pennsylvania	Department of the Treasury Internal Revenue Service Kansas City, MO 64999-0002	Internal Revenue Service P.O. Box 802501 Cincinnati, OH 45280-2501
A foreign country, U.S. territory*, or use an APO or FPO address, or file Form 2555 or 4563, or are a dual-status alien	Department of the Treasury Internal Revenue Service Austin, TX 73301-0215	Internal Revenue Service P.O. Box 1303 Charlotte, NC 28201-1303
*If you live in American Samoa, Puerto Rico, Guam, the U.S. Virgin Islands, or the Northern Mariana Islands, see IRS Publication 570Opens in a new window.

[Cover Letters Follow]

IRS COVER LETTER

[ADDRESS OF APPROPRIATE IRS SERVICE CENTER]

Re: Section 83(b) Election

Social Security Number or Tax Identification Number: ______________________

Dear Sir or Madam:

Pursuant to Treasury Regulations Section 1.83-2(c) promulgated under Section 83 of the Internal Revenue Code of 1986, as amended (the “Code”), enclosed please find a copy of an election under Section 83(b) of the Code.

Sincerely,

________________________

[SERVICE PROVIDER NAME]

Enclosure

EMPLOYER COVER LETTER

Naoris Quantum Protocol Inc.

100 Somerset Corporate Boulevard

Bridgewater, NJ 08807

Re: Section 83(b) Election

Social Security Number or Tax Identification Number: ______________________

Dear Naoris Quantum Protocol.:

Pursuant to Treasury Regulations Section 1.83-2(c) promulgated under Section 83 of the Internal Revenue Code of 1986, as amended (the “Code”), enclosed please find a copy of an election under Section 83(b) of the Code.

Sincerely,

________________________

[SERVICE PROVIDER NAME]

Enclosure